-----------                                                                                          -----------------------------
  FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |         OMB APPROVAL        |
-----------                                           Washington, D.C. 20549                        |                             |
                                                                                                    |-----------------------------|
[ ] Check this box if                                                                               |                             |
    no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number:  3235-0287       |
    to Section 16.             Filed pursuant to Section 16(a) of the Securities Exchange Act of    |Expires:  December 31, 2000  |
    Form 4 or Form 5            1934, Section 17(a) of the Public Utility Holding Company Act of    |Estimated average burden     |
    obligations may                1935 or Section 30(f) of the Investment Company Act of 1940      |hours per response.......0.5 |
    continue.                                                                                        -----------------------------
    See instruction 1(b)

(Print or Type Responses)
-----------------------------------------------------------------------------------------------------------------------------------
                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issuer
       Andlinger Capital XXVI LLC             |    Rheometric Scientific, Inc. (OTCBB-RHEM)  |     (Check all applicable)
----------------------------------------------|--------------------------|-------------------|
      (Last)         (First)        (Middle)  |                          |                   |
                                              | 3.  IRS Identification   | 4. Statement for  |      __ Director     X  10% Owner
                                              |     Number of Reporting  |    Month/Year     |      __ Officer      __ Other
                                              |     Person, if an entity |                   |         (give title     (specify
                                              |     (Voluntary)          |                   |          below)          below)
      105 Harbor Drive, Suite 125             |                          |    November 2000  |
----------------------------------------------|                          |                   |      -------------------------
                   (Street)                   |                          |                   |
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
                                              |                          |   (Month/Year)    |
                                              |                          |                   | __ Form filed by One Reporting Person
                                              |                          |                   | X  Form filed by More than One
     Stamford           CT          06902     |                          |                   |    Reporting Person
----------------------------------------------|-------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    | Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
                                              |
------------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security   |2. Trans- |3.Trans-    | 4. Securities Acquired (A)     |5. Amount of     |6. Ownership  | 7. Nature of
     (Instr. 3)          |   action |  action    |    or Disposed of (D)          |   Securities    |   Form:      |    Indirect
                         |   Date   |  Code      |                                |   Beneficially  |   Direct (D) |    Beneficial
                         |          |  (Instr. 8)|    (Instr. 3, 4 and 5)         |   Owned at      |   or         |    Ownership
                         |   (Month/|            |                                |   End of Month  |   Indirect   |    (Instr. 4)
                         |   Day/   |            |                                |   (Instr. 3     |   (I)        |
                         |   Year)  |---------------------------------------------|    and 4)       |   (Instr. 4) |
                         |          |      |     |                  |(A)or|       |                 |              |
                         |          | Code |  V  |  Amount          |(D)  |Price  |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
Common Stock             |11/20/2000|  X   |     |  1,000,000       |  A  | $1.00 |   11,606,000    |      D       |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
------------------------------------------------------------------------------------------------------------------------------------

                                                                          (over)

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one person, see Instruction 4(b)(v).



FORM 4 (Continued)                  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                           (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1.Title of  |2.(Conver-|3.Trans-  |4.Trans-|5.Number of  |6.Date Exer-     |7.Title and     |8.Price|9.Number |10.Owner- |11.Nature
  Derivative|  sion or |  action  |  action|  Derivative |  cisable        |  Amount of     | of    |  of     |  ship    |  of
  Security  |  Exercise|  Date    |  Code  |  Securities |  and            |  Underlying    | Deri- |  deriv- |  Form of |  Indi-
  (Instr. 3)|  Price of|          | (Instr.|  Acquired   |  Expiration     |  Securities    | vative|  ative  |  Deriva- |  rect
            |  Deriv-  |          |  8)    |  (A) or     |  Date           |  (Instrs. 3    | Secu- |  Securi-|  tive    |  Benefi-
            |  ative   |          |        |  Disposed   | (Month/Day/     |   and 4)       | rity  |  ties   |  Secu-   |  cial
            |  Security| (Month/  |        |  of (D)     |  Year)          |                |(Instr.|  Benefi-|  rity    |  Owner-
            |          |  Day/    |        |  (Instrs. 3,|                 |                | 5)    |  cially |  Direct  |  ship
            |          |  Year)   |        |   4, and 5) |                 |                |       |  Owned  |  (D) or  |  (Instr.
            |          |          |        |             |-----------------|----------------|       |  at end |  indirect|   4)
            |          |          |        |             | Date   |Expira- |Title | Amount  |       |  of     |  (I)     |
            |          |          |        |             | Exer-  |tion    |      | or      |       |  Month  | (Instr.4)|
            |----------|----------|--------|-------------| cisa-  |Date    |      | Number  |       |         |          |
            |          |          |    |   |   |         | ble    |        |      | of      |       | (Instr. |          |
            |          |          |    |   |   |         |        |        |      | Shares  |       |  4)     |          |
            |          |          |Code| V |(A)|  (D)    |        |        |      |         |       |         |          |
------------|----------|----------|----|---|---|---------|--------|--------|------|---------|-------|---------|----------|---------
Warrants    |  $1.00   |11/20/2000|  X |   |   |1,000,000|3/6/2000|3/6/2007|Common|1,000,000|       |1,000,000|    D     |
            |          |          |    |   |   |         |        |        |Stock |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
------------|----------|----------|----|---|---|---------|--------|--------|------|---------|-------|---------|----------|---------
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
------------|----------|----------|----|---|---|---------|--------|--------|------|---------|-------|---------|----------|---------
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
------------|----------|----------|----|---|---|---------|--------|--------|------|---------|-------|---------|----------|---------
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
------------|----------|----------|----|---|---|---------|--------|--------|------|---------|-------|---------|----------|---------
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
            |          |          |    |   |   |         |        |        |      |         |       |         |          |
-----------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1)  See Attachment A.
                                                                                      See Attachment B              December 8, 2000
**   Intentional  misstatements  or omissions of facts  constitute  Federal      --------------------------------   ----------------
     Criminal Violations                                                         ** Signature of Reporting Person          Date
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this  Form, one of which must be manually signed.
       If space is insufficient,
       see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


    Attachment A to Statement of Changes in Beneficial Ownership on Form 4 of
      Andlinger Capital XXVI LLC in Respect of Rheometric Scientific, Inc.


         This Statement of Changes in Beneficial Ownership on Form 4 (this "Statement") is being filed jointly by Andlinger Capital XXVI LLC ("Andlinger Capital XXVI"), a Delaware limited liability company, Gerhard R. Andlinger, Robert M. Castello, Stephen A. Magida, Merrick G. Andlinger, and Mark F. Callaghan, (collectively, the "Reporting Persons"). Andlinger Capital XXVI is the designated filer of this joint filing.

         The shares of Common Stock and the warrants described in this Statement are beneficially owned directly by Andlinger Capital XXVI. Mr. G. Andlinger may be deemed to beneficially own such shares and warrants indirectly by virtue of his relationship with the Manager and Members of Andlinger Capital XXVI. Mr. Magida may be deemed to benefically own such shares and warrants indirectly in his capacity as Manager and a Member of Andlinger Capital XXVI. Messrs. R. Castello, M. Andlinger and M. Callaghan may be deemed to beneficially own such shares and warrants indirectly in their capacity as Members of Andlinger Capital
XXVI. This Statement shall not be deemed an admission that any of Messrs. G. Andlinger, S. Magida, R. Castello, M. Andlinger and M. Callaghan is a beneficial owner of such securities.


         Following is a listing of required information for each of the Reporting Persons filing jointly with Andlinger Capital XXVI.


------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |  2. Issuer name and Ticker or Trading Symbol  | 6. Relationship of Reporting Person(s)
                                         |                                               |    to Issuer
                                         |     Rheometric Scientific, Inc. (OTCBB-RHEM)  |   (Check all applicable)
                                         |------------------------------------- ---------|
Andlinger,     Gerhard        R.         |3.  IRS Identification  | 4.  Statement for    |   _ _  Director         X    10% Owner
-----------------------------------------|    Number of Reporting |     Month/Year       |
 (Last)       (First)        (Middle)    |    Person, if an       |                      |   _ _  Officer (give    _ _  Other
                                         |    entity              |                      |                 title          (specify
                                         |    (Voluntary)         |                      |                 below)          below)
 4445 North A1A, Suite 235               |                        |    November 2000     |
-----------------------------------------|                        |                      |
               (Street)                  |                        |                      |         -------------------------
                                         |                        |                      |
                                         |                        |----------------------|------------------------------------------
                                         |                        | 5.  If Amendment,    | 7. Individual or Joint/Group Filing
                                         |                        |     Date of Original |    (Check Applicable Line)
                                         |                        |     (Month/Year)     |
                                         |                        |                      |    _ _ Form filed by One Reporting Person
                                         |                        |                      |    X   Form filed by More than One
 Vero Beach,        FL         32963     |                        |                      |        Reporting Person
-----------------------------------------|------------------------------------------------------------------------------------------
  (City)          (State)      (Zip)     |
-----------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |  2. Issuer name and Ticker or Trading Symbol  | 6. Relationship of Reporting Person(s)
                                         |                                               |    to Issuer
                                         |     Rheometric Scientific, Inc. (OTCBB-RHEM)  |   (Check all applicable)
                                         |------------------------------------- ---------|
 Magida,      Stephen          A.        |3.  IRS Identification  | 4.  Statement for    |   _ _  Director         X    10% Owner
-----------------------------------------|    Number of Reporting |     Month/Year       |
 (Last)       (First)        (Middle)    |    Person, if an       |                      |    X   Officer (give    _ _  Other
                                         |    entity              |                      |                 title          (specify
                                         |    (Voluntary)         |                      |                 below)          below)
 105 Harbor Drive, Suite 125             |                        |    November 2000     |
-----------------------------------------|                        |                      |                 Secretary
               (Street)                  |                        |                      |         -------------------------
                                         |                        |                      |
                                         |                        |----------------------|------------------------------------------
                                         |                        | 5.  If Amendment,    | 7. Individual or Joint/Group Filing
                                         |                        |     Date of Original |    (Check Applicable Line)
                                         |                        |     (Month/Year)     |
                                         |                        |                      |    _ _ Form filed by One Reporting Person
                                         |                        |                      |    X   Form filed by More than One
 Stamford,          CT         06902     |                        |                      |        Reporting Person
-----------------------------------------|------------------------------------------------------------------------------------------
  (City)          (State)      (Zip)     |
-----------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |  2. Issuer name and Ticker or Trading Symbol  | 6. Relationship of Reporting Person(s)
                                         |                                               |    to Issuer
                                         |     Rheometric Scientific, Inc. (OTCBB-RHEM)  |   (Check all applicable)
                                         |------------------------------------- ---------|
 Castello,     Robert           M.       |3.  IRS Identification  | 4.  Statement for    |    X  Director         X    10% Owner
-----------------------------------------|    Number of Reporting |     Month/Year       |    X  Officer (give    _ _  Other
 (Last)       (First)        (Middle)    |    Person, if an       |                      |                title          (specify
                                         |    entity              |                      |                below)          below)
                                         |    (Voluntary)         |                      |
 303 South Broadway                      |                        |    November 2000     |                Chairman
-----------------------------------------|                        |                      |         -------------------------
               (Street)                  |                        |                      |
                                         |                        |----------------------|------------------------------------------
                                         |                        | 5.  If Amendment,    | 7. Individual or Joint/Group Filing
                                         |                        |     Date of Original |    (Check Applicable Line)
                                         |                        |     (Month/Year)     |
                                         |                        |                      |    _ _ Form filed by One Reporting Person
                                         |                        |                      |    X   Form filed by More than One
 Tarrytown,         NY         10591     |                        |                      |        Reporting Person
-----------------------------------------|------------------------------------------------------------------------------------------
  (City)          (State)      (Zip)     |
-----------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* | 2. Issuer name and Ticker or Trading Symbol   | 6. Relationship of Reporting Person(s)
                                         |                                               |    to Issuer
                                         |    Rheometric Scientific, Inc. (OTCBB-RHEM)   |   (Check all applicable)
                                         |------------------------------------- ---------|
 Andlinger,   Merrick          G.        | 3. IRS Identification  | 4.  Statement for    |    X   Director         X    10% Owner
-----------------------------------------|    Number of Reporting |     Month/Year       |   _ _  Officer (give    _ _  Other
 (Last)       (First)        (Middle)    |    Person, if an       |                      |                 title          (specify
                                         |    entity              |                      |                 below)          below)
                                         |    (Voluntary)         |                      |
 303 South Broadway                      |                        |    November 2000     |
-----------------------------------------|                        |                      |         -------------------------
               (Street)                  |                        |                      |
                                         |                        |----------------------|------------------------------------------
                                         |                        | 5.  If Amendment,    | 7. Individual or Joint/Group Filing
                                         |                        |     Date of Original |    (Check Applicable Line)
                                         |                        |     (Month/Year)     |
                                         |                        |                      |    _ _ Form filed by One Reporting Person
                                         |                        |                      |    X   Form filed by More than One
 Tarrytown,         NY         10591     |                        |                      |        Reporting Person
-----------------------------------------|------------------------------------------------------------------------------------------
  (City)          (State)      (Zip)     |
-----------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* | 2. Issuer name and Ticker or Trading Symbol   | 6. Relationship of Reporting Person(s)
                                         |                                               |    to Issuer
                                         |    Rheometric Scientific, Inc. (OTCBB-RHEM)   |   (Check all applicable)
                                         |------------------------------------- ---------|
 Callaghan,     Mark            F.       | 3. IRS Identification  | 4.  Statement for    |    X  Director         X    10% Owner
-----------------------------------------|    Number of Reporting |     Month/Year       |    X  Officer (give    _ _  Other
 (Last)       (First)        (Middle)    |    Person if an        |                      |                title          (specify
                                         |    entity              |                      |                below)          below)
                                         |    (Voluntary)         |                      |
 303 South Broadway, Suite 229           |                        |    November 2000     |        Executive Vice President,
-----------------------------------------|                        |                      |          Business Development
               (Street)                  |                        |                      |        -------------------------
                                         |                        |----------------------|------------------------------------------
                                         |                        | 5.  If Amendment,    | 7. Individual or Joint/Group Filing
                                         |                        |     Date of Original |    (Check Applicable Line)
                                         |                        |     (Month/Year      |
                                         |                        |                      |    _ _ Form filed by One Reporting Person
                                         |                        |                      |    X   Form filed by More than One
 Tarrytown,         NY         10591     |                        |                      |        Reporting Person
-----------------------------------------|------------------------------------------------------------------------------------------
  (City)          (State)      (Zip)     |
-----------------------------------------


    Attachment B to Statement of Changes in Beneficial Ownership on Form 4 of
      Andlinger Capital XXVI LLC in Respect of Rheometric Scientific, Inc.


                        SIGNATURES OF REPORTING PERSONS**


Date:  December 8, 2000                     ANDLINGER CAPITAL XXVI LLC



                                            By: /s/ Stephen A. Magida
                                                ---------------------------
                                            Name:  Stephen A. Magida
                                            Title: Manager


                                            GERHARD R. ANDLINGER


                                                       ***
                                            -------------------------------


                                            STEPHEN A. MAGIDA


                                                /s/ Stephen A. Magida
                                            -------------------------------


                                            MERRICK G. ANDLINGER


                                                       ***
                                            -------------------------------


                                            ROBERT M. CASTELLO


                                                       ***
                                            -------------------------------


                                            MARK F. CALLAGHAN


                                                /s/ Mark F. Callaghan
                                            -------------------------------




*** By:  /s/ Stephen A.  Magida
         ----------------------------------
         STEPHEN A. MAGIDA, pursuant to a power of attorney, dated March 28, 2000, a copy of which was filed as part of the Statement on Schedule 13D/A filed by the Reporting Persons on November 22, 2000.


**Attention:  Intentional misstatements or omissions of fact constitute  federal criminal violations (see 18 U.S.C. 1001)